EXHIBIT 10.3

Esterline Technologies Corporation

Amended and Restated 2004 Equity Incentive Plan

GLOBAL STOCK OPTION AGREEMENT – Esterline Officers Only

Pursuant to your Stock Option Award (the “Award”) and this Global Stock Option Agreement, including the Appendix which includes any applicable country-specific provisions (together the “Agreement”), Esterline Technologies Corporation (the “Company”) has granted you an Option under its Amended and Restated 2004 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock stated in the Award at the exercise price stated in the Award. Some other details of the Option are as follows:

1.    Vesting and Exercise.  The Option will vest annually over four years, as outlined in the Award and subject to limitations stated below and in the Plan. Only the vested portion of the Option is eligible for exercise. Upon your Termination of Service as an Eligible Person (“Termination”), vesting will cease and the unvested portion of the Option will automatically terminate, except in the case of Full Retirement as provided in section 5(c) below.

2.    Method of Exercise.  To exercise the Option, you must give written notice to the Company stating your decision to exercise the Option and the number of shares you want to purchase. With the notice you must send full payment of the exercise price. You may make this payment by:

(a)	cash;

(b)	check acceptable to the Company;

(c)	broker-assisted cashless exercise according to procedures approved by the Committee; or

(d)	by any other method the Committee permits.

3.    Taxes and Other Deductions.  Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued at exercise of the Option.

To avoid any negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

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Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

4.    Legal Compliance.  The Option exercise must comply with the Securities Act and with all other applicable laws and regulations. You may not exercise the Option if the Company determines the exercise would not comply.

5.    Option Expiration Date.  Upon your Termination, the Option might expire earlier than the Option Expiration Date established in your Award, as follows:

(a)	General Rule. Any unvested portion of the Option will expire automatically and without further notice upon your Termination. You must exercise the vested portion of the Option on or before the earlier of: (i) three months after your Termination; or (ii) the Option Expiration Date.

(b)	Early Retirement, Disability, or Death. If your Termination is due to Early Retirement, Disability, or death, any unvested portion of the Option will expire automatically and without further notice upon your Termination. You must exercise the vested portion of the Option on or before the earlier of: (i) three years after your Termination; or (ii) the Option Expiration Date. For purposes of the Option, “Early Retirement” is defined as a voluntary Termination when a Participant is younger than age 65, and that is a bona fide end to the Participant’s career in the industries and markets within which the Company does business.

(c)	Full Retirement. If your Termination is due to Full Retirement, any unvested portion of the Option will continue to vest in accordance with the normal vesting schedule unaffected by your Full Retirement. The exercise period for the portion of the Option that is vested and exercisable on the date of your Full Retirement, and the portion that becomes vested and exercisable subsequent to that date, will expire on the earlier of: (i) the fifth anniversary of your Full Retirement; or (ii) the Option Expiration Date. For purposes of the Option, “Full Retirement” is defined as a voluntary Termination when a Participant is age 65 or older, and that is a bona fide end to the Participant’s career in the industries and markets within which the Company does business.

(d)	Cause. The entire Option will automatically expire, whether vested or unvested, when you first receive notice from the Company or a Related Company of Termination for Cause. If your employment or other service relationship is suspended pending investigation, all your rights under the Option also will be suspended during the period of investigation. Further, the Committee may immediately terminate any Option if it discovers facts after your Termination that if known earlier would have constituted grounds for Termination for Cause.

(e)	Notwithstanding the provisions in this Section 5, if the Company develops a good faith belief that any provision in this Section 5 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company in its sole discretion may choose not to apply such provision.

If you die after Termination but while the Option is otherwise eligible for exercise, it may be exercised until the later of: (i) one year following your death; or (ii) the original post-termination exercise period applicable to the Option (three months, three years, or five years, as applicable, under section 5(a) through (c) above); provided, however, that in no event may the Option be exercised following the Option Expiration Date.

In addition, if the exercise of the Option following your Termination, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, Section 7.6(c) of the Plan may serve to extend the original post-termination exercise period applicable to the Option.

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Rev. December 2012

It is your responsibility to be aware of the date the Option expires.

6.    Limited Transfer.  During your lifetime only you can exercise the Option. You cannot transfer the Option except by will or by the applicable laws of descent and distribution. The Plan provides for Option exercise by a beneficiary you designate on a Company-approved form, or by the personal representative of your estate. Nevertheless, the Committee has discretion to permit you to assign or transfer the Option as an exception to these rules, subject to such terms and conditions as they might specify.

7.    No Effect on Terms of Employment or Service Relationship.  Nothing in these Award Terms and Conditions has any effect on the terms of your employment or other service relationship with the Company or any Related Company. The terms of your employment or service relationship are determined by Company policy, and by the terms of any contract to which you might be party. These Award Terms and Conditions create no rights to continued employment, or any other service relationship, nor do they limit the discretion the Company or any Related Company would otherwise have to terminate your employment or other service relationship, with or without Cause.

8.    No Right to Damages.  Nothing in these Award Terms and Conditions gives you a right to receive damages for any portion of the Option that you might lose due to Company, Related Company or Committee decisions. The loss of potential profit from the Award will not constitute an element of damages in the event of your Termination for any reason, even if such Termination violates an obligation the Company or a Related Company owes you.

9.    Definitions.  Capitalized terms not defined in this Agreement or the Award but defined in the Plan have the same definitions as in the Plan. On any issues of interpretation arising from these Award Terms and Conditions and/or Plan definitions, the Committee’s decisions will be final and binding.

10.  Binding Effect.  The Award Terms and Conditions will inure to the benefit of the successors and assigns of the Company and be binding on you and your heirs, executors, administrators, successors, and assigns.

11.  Section 409A Compliance.  Notwithstanding any provision in these Award Terms and Conditions to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

12.  Nature of Grant.  In accepting the Option, you acknowledge, understand and agree that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;

(e)	you are voluntarily participating in the Plan;

(f)	the Option and any shares of Common Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;

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(g)	the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;

(h)	the future value of the shares of Common Stock underlying the Option is unknown and cannot be predicted with certainty;

(i)	if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(j)	if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Exercise Price;

(k)	if you reside outside the United States then the following additional terms shall apply:

(i)	the Option and any shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)	the Option and any shares of Common Stock acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Related Company;

(iii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid) and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(iv)	in the event of termination of your employment (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of your employment (whether or not in breach of local labor laws), your right to exercise the Option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant.

13.  No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.  Data Privacy.  If you reside outside the United States, then you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

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       You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing (“Data”), administering and managing the Plan.

       You understand that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.  Language.  If you have received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.  Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.  Appendix.  Notwithstanding any provision in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

19.  Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.  Reimbursement.  Plan participation and awards are subject to the Board’s Policy on Reimbursement of Incentive Awards, as it might change from time to time.

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Rev. December 2012

APPENDIX

COUNTRY-SPECIFIC PROVISIONS TO THE

ESTERLINE TECHNOLOGIES CORPORATION

GLOBAL STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to you under the Amended and Restated 2004 Equity Incentive Plan (the “Plan”) if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Global Stock Option Agreement (the “Agreement”).

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect as of May 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise the Option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CANADA

Terms and Conditions

Method of Exercise.  The following provision supplements Section 2 the Agreement:

Notwithstanding anything in the Agreement or the Plan, you agree to pay the Exercise Price and any Tax-Related Items solely by means of (i) cash, which may be paid by check, or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the shares of Common Stock to be issued upon exercise to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items. To the extent that tax regulatory requirements change, the Company reserves the right to permit you to exercise the Option and pay the Exercise Price and any applicable Tax-Related Items in shares of Common Stock to the extent permitted by the Plan.

Option Expiration Date.  This provision supplements Section 5 of the Agreement.

In the event of involuntary Termination of your employment (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to receive any Options and vest under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date that you are no longer actively employed by the Company or the Employer, or at the discretion of the Committee, (2) the date the you receive notice of termination of employment from the Employer, if earlier than (1), regardless of any notice period or period of pay in lieu of such

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notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer employed for purposes of the Option.

The following provisions will apply if you are a resident of Quebec:

French Language Provision.

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Data Privacy.  This provision supplements Section 14 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Related Company and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Employer to record such information and to keep such information in your employee file.

Notifications

Securities Law Notice.  You are permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed. The Company’s shares of Common Stock are currently listed on the New York Stock Exchange.

FRANCE

Terms and Conditions

Consent to Receive Information in English.  By accepting the Option, you confirm having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette Option, vous confirmez avoir lu et compris le Plan et cette convention, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Exchange Control Notification.  You may hold shares of Common Stock obtained under the Plan outside of France provided that you declare all foreign accounts whether open, current, or closed on your annual income tax return.

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Rev. December 2012

GERMANY

There are no country-specific provisions.

HONG KONG

Notifications

Warning: The Option and shares of Common Stock acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix or the Plan, you should obtain independent professional advice.

Securities Law Notification.  To facilitate compliance with securities laws in Hong Kong, in the event your Option vests and becomes exercisable within six (6) months of the Grant Date, you agree not to sell the shares of Common Stock issued upon exercise of the Option prior to the six-month anniversary of the Grant Date.

Nature of Scheme.  The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then your grant shall be void.

UNITED KINGDOM

Terms and Conditions

Taxes and Other Deductions.  The following supplements Section 3 of the Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax liability shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 3 of the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan as described above. In the event that you are a director or executive officer and the amount of any income tax is not collected from or paid by you by the Due Date, the amount of any uncollected tax liability will constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) will be payable. You understand that you will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

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